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                                                                     EXHIBIT 5.1



                                 July 13, 2000


At Road, Inc.
47200 Bayside Parkway
Fremont, CA  94538

     Registration Statement on Form S-1
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Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-1 filed by you, At Road, Inc., with the Securities and Exchange Commission (the "Registration Statement") on July 13, 2000 in connection with the registration under the Securities Act of 1933, as amended, of shares of your Common Stock (the "Shares"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

     It is our opinion that, assuming effectiveness of the Registration Statement, the Shares when issued and sold in the manner described in the Registration Statement will be legally and validly issued, fully paid and nonassessable.

     We are admitted to practice law only in the State of California and accordingly, we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the State of California and the federal securities laws of the United States. We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and in any amendment thereto.

                                        Sincerely,

                                        VENTURE LAW GROUP
                                        A Professional Corporation

                                        /s/ Venture Law Group
THN